# Verizon Wireless - South Carolina

4867 Calhoun Memorial Hwy., Easley, South Carolina

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3.8 BB Rating™ | 6.2% Projected Cap Rate | EARNINGS CALCULATOR

Reg D 506(c) & Testing the Waters for Reg A

**Funded: 0%**

INVEST NOW

$0 raised of $1,446,000


verizon
verizon

Retail | Built In 2016 | Size 5,000 SQ FT

PROPERTY SUMMARY | FINANCIALS | GALLERY & DOCUMENTS | INVESTOR COMMENTS

## Property Summary

### INVESTMENT SUMMARY:

**Overview**

This 5,000 SF building was constructed as a relocation store about 1/2 mile from the previous location in 2016. This asset offers an advantageous 10 year NN Lease. The Landlord is responsible for roof, structure, utilities to the point of entry to the building, paved areas and sidewalks.

**Demographics**

Located in a top 40 MSA containing more than 53,000 residents with an average household income of $63,000 in a 5 mile radius, the demographcis supporting this location are superb. Easley South Carolina is located merley 12 miles away from downtown Greenville and is part of a Top 40 MSA with a total population around 1.5 million.

**Access**

The building is located directly accross from Easley Town Center, a +/- 650,000 SF power center anchored by Walmart, Sam's Club, Kohl's, PetSmart and Marshalls. Positioned on Calhoun Memorial Hwy, the market's primary commercial and traffic corridor with over 36,000 cars per day, this large property benefits from excellent exposure.

### KEY FEATURES:

- New construction
- Built to Verizon's latest specs
- Abundant parking
- Large lot
- Convenient location
- Excellent visibility
- Top 40 MSA

### TRANSACTION STATUS:

Pre-Order ✓ — Due Diligence — Fully Funded — Pre-Closing — Closed

### FAST FACTS:

#### BUILDING INFO:

Projected Cap Rate: **6.2%**
BB Rating™: **3.8**
Property Type: **Retail**
Year Built: **2016**
Square Footage: **5,000 SF**
Rentable Square Footage: **5,000 SF**
Number of Floors: **1**
Number of Units: **1**
Type of Construction: **Curtain Glass Steel Frame**
Listing ID: **12**

#### TENANT SUMMARY:

Lease is executed by Cellco Partnership, a wholly owned subsidiary of Verizon Communications (NYSE: VZ)
Company Type: Public
Headquarters: NY, NY
Employees:155,400
Net Income (2017):US$30.101 billion

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